Exhibit 10.28

The Walt Disney Productions and

Associated Companies

Key Employees Deferred

Compensation and Retirement Plan

Amended and Restated

Effective as of January 1, 2009

Contents

Article 1. Introduction	1
1.1 Background and History	1
1.2 Restatement of Plan	1
1.3 Purpose and Applicability of the Plan	1
1.4 Status of the Plan	1

Article 2. Definitions and Construction	3
2.1 Definitions	3
2.2 Gender and Number	9
2.3 Headings	9
2.4 Requirement to Be in “Written Form”	9
2.5 Severability	9
2.6 Applicable Law	10

Article 3. Participation, Service and Vesting	11
3.1 Participation	11
3.2 Duration	11
3.3 Transfers	11
3.4 Vesting	11

Article 4. Retirement Income	13
4.1 Determination of Retirement Income	13
4.2 Early Commencement of Retirement Income	13
4.3 Late Commencement of Retirement Income	13

Article 5. Distribution of Plan Benefits	14
5.1 General	14
5.2 Time of Payment	14
5.3 Form of Payment	14
5.4 Benefit Cash-out	15

Article 6. Transfers, Rehires and Other Special Situations	16
6.1 Effect and Applicability	16
6.2 Code Section 409A Aggregation Rules	16
6.3 No Duplication of Benefits	16
6.4 Excess Accumulated Contribution Benefit	16
6.5 Transfers from Nonaccount Plans	19
6.6 Additional Retirement Income	21
6.7 Permissible Delays or Accelerations	21

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Article 7. Pre-Commencement Death Benefit	22
7.1 Amount of Pre-Commencement Death Benefit	22
7.2 Time and Form of Payment for Pre-Commencement Death Benefit	22
7.3 Beneficiary Determination	22
7.4 Cash-Out Payment of Pre-Commencement Death Benefit	23

Article 8. Financing and Administration	24
8.1 Financing	24
8.2 Plan Administrative Committee	24
8.3 Duties of Committee	24
8.4 Meetings	25
8.5 Actions by the Committee	25
8.6 Compensation and Bonding	25
8.7 Establishment of Rules and Interpretation of Plan	25
8.8 Limitation of Liability	26
8.9 Indemnification	26
8.10 Claims Procedures	26
8.11 Limitation on Actions	28
8.12 Class Action Forum	29
8.13 Records	30

Article 9. Amendment and Termination	31
9.1 Amendments	31
9.2 Termination of Plan	31
9.3 Successors	31
9.4 Prohibition on Changes Due to Code Section 409A	32
9.5 Additional Participating Employers	32

Article 10. Miscellaneous Provisions	33
10.1 Good-Faith Valuation Binding	33
10.2 Taxation	33
10.3 Withholding	33
10.4 Offset for Obligations to the Company or an Affiliate	33
10.5 No Enlargement of Employment Rights	33
10.6 Non-Alienation	34
10.7 No Examination or Accounting	34
10.8 Incompetency	34
10.9 Notice of Address	35
10.10 Data	35
10.11 Service of Legal Process	35
10.12 Qualified Military Service	35
10.13 Counterparts	35

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Article 1. Introduction

1.1 Background and History

The Walt Disney Company (“Company”) previously established The Walt Disney Productions and Associated Companies Key Employees Deferred Compensation and Retirement Plan (“Plan”) to provide retirement income to certain employees and to equalize the benefits of employees participating in certain retirement plans, including the Disney Salaried Service Pension Plan and the Disney Salaried Supplemental Pension Plan, both of which have been merged into the Disney Salaried Retirement Plan (“Retirement Plan”). The Plan was last restated effective as of May 1, 1984. (Capitalized terms with special meanings are defined in Article 2 of this Plan.)

1.2 Restatement of Plan

Effective as of January 1, 2009, the Company hereby amends and restates the Plan as reflected herein to bring the Plan into compliance with Code section 409A and the final Treasury Regulations thereunder. The provisions of this restatement shall be effective as of January 1, 2009, except as specifically provided in this document. Nothing contained in this restatement shall be interpreted as amending any provision under the Key Plan Part I.

1.3 Purpose and Applicability of the Plan

The Company desires to provide certain designated key management and highly compensated Employees with enhanced retirement benefits over and above those provided under the applicable portion(s) of the Retirement Plan due to the application of the limits under Code sections 415 and 401(a)(17). The purpose of the Plan document is to set forth the terms and conditions pursuant to which these benefits are accrued and to describe the nature and extent of the employees’ rights to these accrued benefits.

Except as otherwise provided herein, the provisions of this Plan restatement are applicable only to Eligible Employees (other than Grandfathered Participants) who have a Payment Event on or after January 1, 2009. Unless otherwise explicitly provided in this Plan restatement, the Plan provisions, operation and administration in effect prior to this restatement shall continue to govern the terms and conditions of the Plan prior to January 1, 2009. The benefits of Grandfathered Participants shall be determined solely under the provisions of Key Plan Part I.

1.4 Status of the Plan

(a)

Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treasury Regulations section 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, benefits credited under this Plan are not intended to confer an economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant, Beneficiary or alternate payee being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Participant, Beneficiary or alternate payee in advance of the date on which payment of any benefit due under the Plan is actually made. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

(b)	Compliance with Code Section 409A. This Plan is intended to comply with Code section 409A and related regulatory guidance. Therefore, the Plan shall be administered and interpreted in a manner consistent with that purpose. The Committee shall have full authority to take any and all actions as it deems necessary or appropriate to carry out this intent and purpose of the Plan.

(c)	Additional or Special Arrangements. The Committee, the Company, or any other Employer may, in its sole discretion, provide by a separate written agreement that the benefits payable to any individual who is also an Eligible Employee under the Plan shall be determined in accordance with the terms of the Plan, as the same may be modified in respect of that Eligible Employee under such agreement. Any such agreement may provide such Eligible Employee with additional years of service, credit for service with affiliated companies, a different vesting schedule, an individualized formula for the determination of such Eligible Employee’s benefit, or such other modification (which may constitute an enhancement or limitation) of the benefits provided hereby as the Committee, Company, or other Employer shall specify. Further, any separate agreement may provide for benefits which may be partially or wholly in addition to or in lieu of any benefits provided hereunder, and which may be greater, less than or equal to any benefits provided hereunder and any such benefits may or may not be calculated or otherwise determined by reference to the benefits provided by the Plan or by reference to, or by incorporation by reference of, any of the terms or provisions of the Plan. However, deferrals of compensation under this Plan and such other separate written agreement, if any, shall be aggregated with respect to the Eligible Employee to the extent required under Code section 409A and related regulations for purposes of assuring compliance with those rules.

(d)	No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this Plan section. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant, Beneficiary or alternate payee with respect to the treatment of accruals under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.

Article 2. Definitions and Construction

2.1 Definitions

Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided; and when the defined meaning is intended, the term is capitalized.

(a)	“Actuarial Equivalent” or “Actuarially Equivalent” means equality in the value of the aggregate amounts expected under different forms of payment, with adjustments to compensate for time or frequency of receipt, using the interest rates, mortality tables, and other actuarial assumptions provided in the definition of “Actuarial Equivalent” under the Retirement Plan, as adjusted to comply with any required law changes. At any given time,

(1)	The same actuarial assumptions and methods shall be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent; and

(2)	Such assumptions must be reasonable.

(b)	“Affiliate” generally means any corporation or other entity that is required to be aggregated with the Company under Code sections 414(b) or (c).

(c)	“Beneficiary” means:

(1)	With respect to any Pre-Commencement Death Benefit, the person or persons designated by the Plan as entitled to receive such benefit, as determined under Plan section 7.3; and

(2)	With respect to any Excess Accumulated Contribution Benefit, the person or persons designated by the Plan as entitled to receive such benefit, as determined under Plan section 6.4(c)(3).

(d)	“Benefit Calculation Date” means the date as of which a benefit payable from this Plan is calculated and, unless otherwise explicitly provided, such date shall be:

(1)	With respect to a Participant, the first day of the calendar month coincident with or next following the Payment Event; and

(2)	With respect to a Beneficiary, the first day of the calendar month next following the Payment Event.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Certain and Life Annuity” means a monthly benefit that is the Actuarial Equivalent of a Participant’s Single Life Annuity and that is payable during the

Participant’s lifetime with a guaranteed payment period during which monthly payments shall be made without regard to the Participant’s death. The last payment shall be made on the first day of the calendar month in which the Participant’s death occurs or, if later, the end of the guaranteed payment period. If the Participant dies prior to the end of the guaranteed payment period and is survived by the Joint/Contingent Annuitant, the monthly benefit that is payable shall be paid to the Joint/Contingent Annuitant for the remainder of the guaranteed payment period. If the Joint/Contingent Annuitant dies after the Participant and before the end of the guaranteed payment period, then Actuarial Equivalent present value of the remaining guaranteed payments shall be paid to the estate of the Joint/Contingent Annuitant. If the Joint/Contingent Annuitant dies before the Participant and no new Joint/Contingent Annuitant has been designated at the Participant’s death, then Actuarial Equivalent present value of the remaining guaranteed payments shall be paid to the Participant’s estate.

(g)	“Change in Control” means an event described under paragraphs (1), (2), (3), (4) or (5) as follows:

(1)	The acquisition within any 12-month period by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d–3 promulgated under the Securities Exchange Act of 1934, as amended) of thirty percent (30%) or more of the total voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors, but excluding the following transactions (the “Excluded Acquisitions”):

(A)	Any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company),

(B)	Any acquisition by the Company, and

(C)	Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

(2)	Any time during a period of 12 months or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) ceasing for any reason to constitute a majority thereof;

(3)	An acquisition (other than an Excluded Acquisition) by any Person of fifty percent (50%) or more of the voting power or value of the Company’s stock;

(4)	The consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company’s stock outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power or value of the Company’s stock (or the stock of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(5)	The sale or other disposition during any 12-month period of all or substantially all of the assets of the Company, provided that such sale is of assets having a total gross fair market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately prior to such sale or disposition.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Code section 409A and the guidance issued thereunder and shall be interpreted and applied by the Committee in a manner consistent with this intent.

(h)	“Code” means the Internal Revenue Code of 1986, as amended and any succeeding federal tax provisions.

(i)	“Committee” means the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan.

(j)	“Company” means The Walt Disney Company.

(k)	“Domestic Partner” means the individual determined by the Company in its sole discretion to be the Participant’s same-sex domestic partner in accordance with the Company’s procedures for identifying domestic partners.

(l)	“Early Retirement Date” means, with respect to the Participant, the “Early Retirement Date” as set forth in the applicable provisions of the Retirement Plan to which benefits accrued under this Plan relate.

(m)	“Eligible Employee” means a salaried Employee of an Employer who is or was a “Participant,” as this term is defined in the Retirement Plan.

(n)

“Employee” means any individual who is employed as a common-law employee of the Company or an Affiliate, including officers, but excluding independent contractors and leased employees (or any individuals designated as independent contractors or leased employees under the customary worker classification procedures of the Company or an Affiliate) and directors who are not officers or otherwise employees.

(o)	“Employer” means the Company and all Affiliates that have been designated as Employers with respect to the Plan in accordance with the terms of Plan section 9.5.

(p)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)	“Excess Accumulated Contribution Benefit” means the benefit, if any, determined and payable under Plan section 6.4. For purposes of Code sections 409A and 3121(v)(2), the Excess Accumulated Contribution Benefit shall be a deferral of compensation under a nonaccount balance plan, as described in Treasury Regulations sections 1.409A-1(c)(2)(i)(C) and 31.3121(v)(2)-1(c)(2).

(r)	“Grandfathered Participant” means an individual whose employment with the Company and all Affiliates terminated before January 1, 2005, while the individual had a vested benefit under the Key Plan Part I.

(s)	“Interest Rate” means the 6-month LIBOR rate effective as of each January 1 based on the rate in effect as of the preceding October 1.

(t)	“Joint and Survivor Annuity” means a monthly benefit that is the Actuarial Equivalent of a Participant’s Single Life Annuity and that is payable during the Participant’s lifetime with a designated percentage of the Participant’s monthly benefit amount continuing after his death to his Joint/Contingent Annuitant, if such Joint/Contingent Annuitant survives him, for the Joint/Contingent Annuitant’s remaining lifetime. The last payment shall be made on the first day of the calendar month in which the Participant’s death occurs or, if later, the Joint/Contingent Annuitant’s death.

(u)	“Joint/Contingent Annuitant” means the person(s) designated as such by the Participant or the Plan, as applicable, as entitled to receive a portion of the Participant’s Retirement Income following his death.

(v)	“Key Plan Part I” means, with respect to a Grandfathered Participant, the Plan as in effect on October 3, 2004.

(w)	“Military Leave” means leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time.

(x)	“Normal Retirement Date” means, with respect to the Participant, the “Normal Retirement Date” as set forth in the applicable provisions of the Retirement Plan to which benefits accrued under this Plan relate.

(y)	“Participant” means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article 3.

(z)

“Payment Date” means the date that any vested Retirement Income becomes payable to the Participant under Plan section 5.2 or, if the Participant has died before the Payment Date of any vested Retirement Income, the date that any Pre-Commencement Death Benefit becomes payable to the Beneficiary under Plan section 7.2. The Payment Date of any Excess Accumulated Contribution Benefit shall be determined under Plan section 6.4. If the Participant has post-separation or reemployment accruals under Plan section 6.6(b), then the Payment Date shall be the Benefit Calculation Date. Notwithstanding any other Plan provision to the contrary and solely for purposes of determining compliance with Code section 409A and related Treasury Regulations, except with respect to any payment due under Plan section 6.6(b), a payment shall be deemed made on the Payment Date if the benefit actually commences by the end of the calendar year in which the Payment Date occurs or, if later, by the 15th day of the third month following the Payment Date.

(aa)	“Payment Event” means the applicable event triggering a payment of vested benefits under the Plan. The applicable event shall be one of the following:

(1)	With respect to Retirement Income, the earlier of:

(A)	The later of the Participant’s Separation from Service or attainment of age 55;

(B)	A Change in Control;

(2)	With respect to the Pre-Commencement Death Benefit and before the Payment Date of any vested Retirement Income to the Participant, the later of Participant’s death or the date that the Participant would have attained age 55;

(3)	With respect to any Excess Accumulated Contribution Benefit, the Participant’s Separation from Service or, if earlier, the Participant’s death; or

(4)	With respect to post-separation or reemployment accruals under Plan section 6.6(b) after a Payment Event under subparagraph (1)(A), January 1.

(bb)	“Plan” means The Walt Disney Productions and Associated Companies Key Employees Deferred Compensation and Retirement Plan, as contained herein and as amended from time. With respect to a Grandfathered Participant only, the Plan includes Key Plan Part I.

(cc)	“Pre-Commencement Death Benefit” means the benefit described in Article 7.

(dd)	“Retirement Income” means a monthly benefit:

(1)	Which a Participant has earned under the Plan as of any date of reference; and

(2)	Which is more fully determined under Article 4.

To the extent a Participant’s Retirement Income is paid or expressed as an annual benefit, such annual benefit payment shall be 12 times the Participant’s monthly benefit.

(ee)	“Retirement Plan” means the Disney Salaried Retirement Plan (including the Disney Salaried Service Pension Plan and the Disney Salaried Supplemental Pension Plan, which have been merged into the Retirement Plan), as amended from time to time. The Retirement Plan constitutes a qualified employer plan as defined under Treasury Regulations section 1.409A-1(a)(2).

(ff)	“Retirement Plan Benefit” means the benefit payable under the Retirement Plan.

(gg)	“Separation from Service” means, as provided in the following paragraphs of this subsection, an Employee’s termination from employment with the Company and all Affiliates, whether by retirement, resignation from or discharge by the Company or an Affiliate (but not by a transfer among the Company and Affiliates or death).

(1)	A Separation from Service shall be deemed to have occurred if an Employee and the Company and Affiliates reasonably anticipate, based on the facts and circumstances, that either:

(A)	The Employee will not provide any additional services for the Company or any Affiliate after a certain date; or

(B)	The level of bona fide services performed by the Employee after a certain date will permanently decrease to no more than 40 percent of the average level of bona fide services performed by the Employee over the immediately preceding 36 months.

(2)	If an Employee is absent from employment due to Military Leave, sick leave, or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Employee will return to perform services for the Company or an Affiliate, then a Separation from Service shall not occur until the later of:

(A)	The first date immediately following the date that is six months after the first date that an Employee was absent from employment; and

(B)	To the extent the Employee retains a right to reemployment with the Company or any Affiliate under an applicable statute or by contract, the date the Employee no longer retains a right to reemployment.

If a Participant fails to return to work upon the expiration of any Military Leave, sick leave, or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave.

(hh)	“Single Life Annuity” means a benefit payable monthly during the Participant’s lifetime, commencing as of his Benefit Calculation Date and ending with the payment due on the first day of the calendar month in which the Participant’s death occurs.

(ii)	“Specified Employee” means any person determined to be a specified employee under Code section 409A and Treasury Regulations section 1.409A-1(i).

(jj)	“Spouse” means a “spouse” as defined by the Defense of Marriage Act (Pub. Law No. 104-199) and shall also include a former spouse of a Participant to the extent required by a domestic relations order, within the meaning of Code section 414(p)(1)(B) and permitted under Treasury Regulations section 1.409A-3(j)(4)(ii). This definition is intended to clarify how the term “spouse” has been applied for purposes of the Plan (and Key Plan Part I) prior to January 1, 2009 and will be applied for purposes of the Plan (and Key Plan Part I) on and after January 1, 2009.

(kk)	“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

2.2 Gender and Number

Except as otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.

2.3 Headings

The headings of this Plan are inserted for convenience or reference only, and they are not to be used in the construction of the Plan.

2.4 Requirement to Be in “Written Form”

Various notices provided by the Company, the Committee, or any duly authorized agent of either of them and various elections made by Participants, Beneficiaries or other payees are required to be in written form. Notwithstanding anything to the contrary in this Plan, any notices and elections related to, or that may constitute part of, the Plan may be conveyed through an electronic system or any other system approved by the Committee unless otherwise provided under applicable law or regulatory guidance.

2.5 Severability

If a provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

2.6 Applicable Law

To the extent not preempted by ERISA or other federal law, the Plan and all rights hereunder shall be governed, construed, and administered in accordance with the laws of the state of California.

Article 3. Participation, Service and Vesting

3.1 Participation

Each Eligible Employee whose benefit under the applicable portion of the Retirement Plan, for any calendar year, is limited by Code sections 415 and/or 401(a)(17) shall be a Participant in the Plan. Notwithstanding the foregoing, each Employee who becomes an Eligible Employee pursuant to an agreement approved by the Committee shall become a Participant as of the date, if any, specified in such agreement or otherwise specified by the Committee. Each individual who is a Participant in the Plan on the date immediately preceding January 1, 2009 shall continue as a Participant in the Plan in accordance with the terms of the Plan (or, in the case of a Grandfathered Participant, the terms of Key Plan Part I).

3.2 Duration

An individual who becomes a Participant under the Plan shall remain a Participant for as long as he remains an Employee or is entitled to receive any benefits hereunder.

3.3 Transfers

(a)	Transfers to Eligible Employee Status. An Employee who transfers employment such that he becomes an Eligible Employee and satisfies the requirements of Plan section 3.1 as of the date of transfer shall be a Participant in the Plan as of the date of transfer.

(b)	Transfers from Eligible Employee Status. To the extent a Participant transfers employment to an Affiliate and is no longer an Eligible Employee:

(1)	The Participant may become vested in his Retirement Income pursuant to Plan section 3.4, even though he is no longer an Eligible Employee.

(2)	The Participant shall, if he is or becomes vested in his Retirement Income, remain a Participant in the Plan until the date his vested Retirement Income is distributed from the Plan.

(3)	To the extent the Participant has no vested interest in his Retirement Income under the Plan but remains employed by an Affiliate, the Participant shall remain a Participant in the Plan until the date he ceases to be employed by the Company and all Affiliates at a time when he has no vested Retirement Income under the Plan. If he remains employed by an Affiliate until his Retirement Income under the Plan vests, his status as a Participant shall be determined under paragraph (2).

3.4 Vesting

(a)

Vested Benefit. Except as otherwise provided in this Plan section, a Participant who is vested under the Retirement Plan shall be 100 percent vested in his Retirement Income and shall be entitled to a benefit from the Plan. If a Participant has a

Separation from Service prior to becoming vested under the Retirement Plan, his Retirement Income under the Plan shall be immediately forfeited.

(b)	Vesting on Change in Control. If a Change in Control occurs, each Participant shall become 100 percent vested in his Retirement Income if he is not already 100 percent vested upon the Change in Control.

(c)	Level of Combined Vested Benefit. The amount of the combined vested benefits under the Retirement Plan and the Plan that the Participant is entitled to receive as of a date certain generally shall not decrease after the Participant’s benefits under the Plan become 100 percent vested; provided, however, that the portion of the Participant’s vested benefits payable under this Plan may decrease over time where benefits payable under the Retirement Plan increase due to the operation of the Plan and the Retirement Plan.

Article 4. Retirement Income

4.1 Determination of Retirement Income

(a)	A Participant’s Retirement Income payable for the Participant’s lifetime (or other form in which the accrued benefit is defined under the Retirement Plan at any time of reference) from the Plan as of his Normal Retirement Date shall be equal to the amount determined under paragraph (1) minus the amount determined under paragraph (2), as follows:

(1)	The Retirement Plan Benefit accrued through the Benefit Calculation Date that would be payable to the Participant under the Retirement Plan as of his Normal Retirement Date if the Retirement Plan Benefit was determined:

(A)	Without regard to the limits imposed by Code sections 415 and 401(a)(17); and

(B)	By taking into account the amount of any base compensation, as determined by the Committee in its sole discretion, that the Participant deferred into a nonqualified account balance plan, within the meaning of Treasury Regulations section 1.409A-1(c)(2) through December 31, 2005.

(2)	The Retirement Plan Benefit accrued through the Benefit Calculation Date that would be payable to the Participant under the Retirement Plan as of his Normal Retirement Date.

(b)	To the extent any portion of the Participant’s Retirement Plan Benefit is offset by benefits payable under another qualified retirement plan, a Participant’s Retirement Income shall be determined prior to the application of any such other offsets.

4.2 Early Commencement of Retirement Income

If payment of a Participant’s vested Retirement Income is to commence or be made before his Normal Retirement Date, the amount of his Retirement Income shall be equal to his vested Retirement Income determined under Plan section 4.1 as of his Normal Retirement Date reduced for early commencement in accordance with the early retirement reduction rules set forth in the portion of the Retirement Plan to which the benefits under the Plan relate or, where no such rules apply or where reductions to a lower age than specified in the Retirement Plan are necessary, on an Actuarially Equivalent basis.

4.3 Late Commencement of Retirement Income

If payment of a Participant’s vested Retirement Income is to commence or be made after his Normal Retirement Date, the Participant’s Retirement Income shall be equal to the amount that would be payable under Plan section 4.1 if the Participant’s Retirement Plan Benefit is determined as of the Benefit Calculation Date, instead of the Participant’s Normal Retirement Date.

Article 5. Distribution of Plan Benefits

5.1 General

A Participant’s vested Retirement Income shall be payable, for reasons other than the Participant’s death, at the time and in the form determined in this Article 5.

5.2 Time of Payment

(a)	Default Time of Payment. Except as otherwise provided for under the terms of the Plan, the Participant shall be entitled to a payment of Retirement Income under the Plan as of the earlier Payment Date determined below:

(1)	If the Payment Event is the later of the Participant’s Separation from Service or attainment of age 55; then the Payment Date is the first day of the second calendar month following the Benefit Calculation Date; provided, however, that in the case of a Specified Employee, this date shall in no event be earlier than the first day of the month coinciding with or next following the date that is six months after Separation from Service of a Specified Employee; or

(2)	If the Payment Event is a Change in Control, then the Payment Date is the first day of the second calendar month following the Benefit Calculation Date.

(b)	Catch-Up Payments. Once payments commence, the Plan shall provide the Participant with a one-time payment equal to the amount of missed payments between the Benefit Calculation Date and the actual Payment Date. In the case of a Specified Employee, the missed payments shall be adjusted at the Interest Rate for the period between the Payment Date that would have applied had the Participant not been a Specified Employee and the Specified Employee’s Payment Date, as determined under subsection (a)(1).

(c)	Earlier Payments. An earlier payment may be made, as determined by the Committee in its sole discretion, only to the extent that a permissible Code section 409A and related Treasury Regulations exception (e.g., the payment of employment taxes) may be applied.

(d)	Continued Payments. Once a Participant’s Retirement Income commences, the payment of his Retirement Income shall not be delayed or accelerated, except as provided for in accordance with Plan section 6.7.

5.3 Form of Payment

(a)	Default Form of Payment.

(1)

If a Participant’s Retirement Income is payable due to a Payment Event under Plan section 5.2(a)(1), the Participant’s Retirement Income shall be paid in the form of a 50% Joint and Survivor Annuity if the Participant has a Spouse on the Benefit Calculation Date, and in the form of a Single Life Annuity if the

Participant does not have a Spouse on the Benefit Calculation Date. In lieu of this default payment form, the Participant may timely elect an optional form of payment in accordance with subsections (b) and (c).

(2)	If a Participant’s Retirement Income is payable due to a Change in Control under Plan section 5.2(a)(2), the Participant’s Retirement Income shall be paid in the form of a single lump sum payment.

(b)	Optional Form of Payment. A Participant whose Retirement Income is payable due to a Payment Event under Plan section 5.2(a)(1) may elect before his Payment Date, in accordance with any election timing restrictions imposed by the Plan, to have his vested Retirement Income paid in any of the following Actuarially Equivalent forms of payment:

(1)	Single Life Annuity;

(2)	50% Joint and Survivor Annuity;

(3)	75% Joint and Survivor Annuity;

(4)	100% Joint and Survivor Annuity; or

(5)	10-Year Certain and Life Annuity.

(c)	Joint/Contingent Annuitant. If a Participant elects an optional form of payment that does or may provide a survivor benefit, the Participant’s election shall not be valid unless the Participant also specifies a Joint/Contingent Annuitant.

(d)	Form of Payment Adjustments. Any adjustments to the amount of Retirement Income otherwise payable under this Article 5 as a result of the form of payment selected shall be calculated using reasonable Actuarially Equivalent factors. The amount of Retirement Income shall be adjusted on an Actuarially Equivalent basis.

(e)	Cash Payments. All benefit payments hereunder shall be made in cash.

5.4 Benefit Cash-out

Notwithstanding the time and form of payment determined pursuant to this Article 5, if the Actuarially Equivalent lump sum present value of all nonqualified deferred compensation plan benefits that the Participant (or his Joint/Contingent Annuitant) is entitled to receive under all nonaccount balance plans of the Company and all Affiliates, that must be aggregated for purposes of Treasury Regulations section 1.409A-1(c)(2), is less than the Code section 402(g)(1)(B) limit as of a Benefit Calculation Date, the Committee may, in its sole discretion, distribute the Participant’s Retirement Income to him (or his Joint/Contingent Annuitant) in a single lump sum payment; provided, however, that all of the Participant’s other nonaccount balance nonqualified plan benefits are also paid in a single lump sum payment as of the same date.

Article 6. Transfers, Rehires and Other Special Situations

6.1 Effect and Applicability

This Article provides additional information and rules covering special situations under which Retirement Income may become payable under Article 4 and Article 5. In the event of a conflict between a provision under Article 4 and Article 5 and a provision of this Article, the provision of this Article shall govern with respect to the Participants or circumstances specified in this Article and the provisions of Article 4 and Article 5 shall continue to govern with respect to other Participants and circumstances.

6.2 Code Section 409A Aggregation Rules

The Company has the authority to provide to any individual or individuals selected by the Company or Committee benefits under the Plan or under a separate agreement, method, program or other arrangement that constitutes a nonaccount balance plan. To the extent any Participant is entitled to a deferral of compensation under any such nonaccount balance plan, then, only to the extent required by Code section 409A and related Treasury Regulations, the separate nonaccount balance plan shall be aggregated with the Plan.

6.3 No Duplication of Benefits

(a)	Key Plan Part I Benefits. In determining the Participant’s Retirement Income at any time, to the extent a Participant is entitled to a benefit under the Key Plan Part I as a result of also being a Grandfathered Participant, the amount of Retirement Income payable to a Participant with respect to a Payment Event shall be reduced as of the Benefit Calculation Date by the Actuarially Equivalent lump sum present value of the Participant’s benefit under the Key Plan Part I, determined in accordance with Treasury Regulations section 1.409A-6(a)(3)(i), so that the Participant shall not receive a duplication of benefits under the Plan.

(b)	Post-Payment Event Accruals. In determining the Participant’s Retirement Income at any time after a Payment Event, the Participant’s prior service and earnings may be taken into account to the extent such service and earnings are taken into account when determining a Participant’s Retirement Plan Benefit following such Payment Event. Notwithstanding anything to the contrary in the Plan, the amount of any additional Retirement Income payable to a Participant with respect to a new Payment Event shall be reduced by the Actuarially Equivalent value of the Participant’s vested Retirement Income determined as of the Benefit Calculation Date for any prior Payment Event increased at the Interest Rate, so that the Participant shall not receive a duplication of benefits under the Plan.

6.4 Excess Accumulated Contribution Benefit

(a)	Limited Applicability. The provisions of this section apply only if a Participant had Accumulated Contributions under the Plan as in effect on April 30, 1984, and the Accumulated Contributions have not been distributed as of December 31, 2008.

(b)	Excess Accumulated Contribution Benefit Payable to a Participant

(1)	Amount of Benefit. An Excess Accumulated Contribution Benefit shall be payable to the Participant only if and to the extent that, as of the Benefit Calculation Date, the Participant’s Accumulated Contributions exceeds the Actuarial Equivalent present value of the Participant’s Past Service Frozen Benefit.

(2)	Time and Form of Payment. Any Excess Accumulated Contribution Benefit payable to the Participant under this subsection shall be paid in a single sum as of the Payment Date, which is the first day of the second calendar month following the Benefit Calculation Date; provided, however, that in the case of a Specified Employee, the Payment Date shall in no event be earlier than the first day of the month coinciding with or next following the date that is six months after the Specified Employee’s Separation from Service. In the case of a Specified Employee, the missed payments shall be adjusted at the Interest Rate for the period between the Payment Date that would have applied had the Participant not been a Specified Employee and the Specified Employee’s Payment Date. The Participant may not elect any different form of payment of the Excess Accumulated Contribution Benefit.

(c)	Excess Accumulated Contribution Benefit Payable to a Beneficiary

(1)	Amount of Benefit

(A)	Participant’s Death before Separation from Service. Prior to the Participant’s Separation from Service, an Excess Accumulated Contribution Benefit shall be payable to the Participant’s Beneficiary only if and to the extent that, as of the Benefit Calculation Date (i.e., the first day of the calendar month following the Participant’s death), the Accumulated Contributions exceeds the Actuarial Equivalent present value of the Participant’s Past Service Frozen Benefit.

(B)	Participant’s Death after Retirement Plan Benefits Commence. If, as of the date that all benefit payments with respect to the Participant from the Retirement Plan cease (which shall be the Benefit Calculation Date for this purpose), clause (i) exceeds clause (ii), then such excess shall be distributed to the Participant’s Beneficiary. For purposes of this subparagraph, clause (i) and clause (ii) shall be defined as follows:

(i)	The Participant’s Accumulated Contributions that have not been previously distributed as of the Benefit Calculation Date.

(ii)	The Actuarial Equivalent present value of all benefits paid from the Retirement Plan, excluding the Flat Benefit (as defined in the

Retirement Plan), to all persons and entities with respect to the Participant, including after the Participant’s death, through the Benefit Calculation Date.

(2)	Time and Form of Payment. Any Excess Accumulated Contribution Benefit payable to one or more Beneficiaries under this subsection shall be paid in a single sum as of the Payment Date, which is the first day of the fourth calendar month following the Benefit Calculation Date. The Beneficiary may not elect any different form of payment of the Excess Accumulated Contribution Benefit.

(3)	Beneficiary Determination. For purposes of determining the Beneficiary entitled to receive any Excess Accumulated Contribution Benefit, the Beneficiary of the Participant shall be:

(A)	The person, persons or entity named by the Participant by written designation under the Retirement Plan; or

(B)	If the Participant has not made such a designation or the person, persons or entity so designated predecease the Participant, the Beneficiary shall be determined under Plan section 7.3, disregarding the last sentence thereof; or

(C)	If the Participant has no survivors in any of the categories specified under Plan section 7.3, the Participant’s estate or, if the Participant’s estate has been settled, the estate of the last Beneficiary to die.

(d)	Aggregation of Benefits for Cash-Out Purposes. Except as provided in this subsection, the payment of any Excess Accumulated Contribution Benefit shall not affect in any way the determination of the amount, time or form of payment of any Retirement Income or Pre-Commencement Death Benefit payable under any other provision of this Plan. Notwithstanding the foregoing:

(1)	Any Excess Accumulated Contribution Benefit shall be aggregated with any Retirement Income benefits payable to the Participant for determining whether such benefits may be cashed-out under Plan section 5.4 only if both such benefits have the same Payment Date; and

(2)	Any Excess Accumulated Contribution Benefit shall be aggregated with any Pre-Commencement Death Benefit payable to the Beneficiary for determining whether such benefits may be cashed-out under Plan section 7.4 only if the Payment Date of any Excess Accumulated Contribution Benefit is the same or later than the Payment Date of the Pre-Commencement Death Benefit.

(e)	Definitions Applicable to this Plan Section. In addition to the terms defined in Plan section 2.1 or elsewhere in this Plan, whenever used in this Plan section, the following terms shall have the respective meanings set forth below.

(1)	“Accumulated Contributions” means the Participant’s deferred compensation under the Plan through April 30, 1984, plus interest at such rate as the Committee, in its sole discretion, may determine from time to time. Unless otherwise specified by the Committee, the interest rate shall be based on the weighted average prime rate of Bank of America, as determined by the Committee in its sole discretion. Such interest shall be determined at the end of each calendar year. Interest shall be credited on the Participant’s average balance during the calendar year just ended. No interest shall be credited for any period following the Participant’s Separation from Service or, if earlier, the Participant’s death.

(2)	“Past Service Frozen Benefit” means the Participant’s Pre-May 1984 Service Benefit, as determined under the Retirement Plan.

6.5 Transfers from Nonaccount Plans

(a)	General Rule. Except as otherwise described in this Plan section, in calculating a Participant’s Retirement Income at any time after the Participant transfers to an Employer from another Affiliate in which the Participant accrued a benefit under another nonaccount balance nonqualified plan, his prior service and earnings shall not be taken into account in determining Retirement Income under this Plan, even if such service and earnings are taken into account when determining his Retirement Plan Benefit.

(b)	Transfers from ABC. Notwithstanding any Plan provision to the contrary, the Participant’s Retirement Income under this Plan at any time after the Participant transfers to an Employer from a BEP Employer where the Participant accrued a benefit under the ABC Plan and/or BEP shall be determine under this subsection.

(1)	If, as of any Benefit Calculation Date, the Participant’s Add-On Benefit is greater than his All-Service Benefit, then the Participant’s Retirement Income shall be determined under the terms of this Plan without adjustment for the Participant’s service and earnings with a BEP Employer.

(2)	If, as of any Benefit Calculation Date, the Participant’s All-Service Benefit is greater than his Add-On Benefit, the Participant’s Retirement Income shall be the Participant’s All-Service Benefit reduced by the Participant’s Retirement Income, as defined in and determined under the BEP. Because it is the express intent of this Plan that there be no prohibited substitution of benefits in violation of Treasury Regulations section 1.409A-3(f), Retirement Income under this Plan and Retirement Income under the BEP are payable only at the same time and only in forms that are Actuarially Equivalent life annuities, applying the same reasonable actuarial assumptions and methods across the Plan, the Retirement Plan, the BEP and the ABC Plan.

(c)	Definitions Applicable to this Plan Section. In addition to the terms defined in Plan section 2.1 or elsewhere in this Plan, whenever used in this Plan section, the following terms shall have the respective meanings set forth below.

(1)	“ABC Plan” means the ABC, Inc. Retirement Plan, a qualified employer plan as defined under Treasury Regulations section 1.409A-1(a)(2).

(2)	“Add-On Benefit” means, with respect to a Participant who transfers to an Employer from a BEP Employer, the sum of:

(A)	The Participant’s Retirement Income, determined under this Plan, and the Participant’s Retirement Plan Benefit taking account only service and earnings with an Employer; and

(B)	The Participant’s Retirement Income, as defined in and determined under BEP, and the Participant’s Retirement Plan Benefit, as defined in and determined under the ABC Plan taking into account only service and earnings with a BEP Employer.

For purpose of determining these benefits, service and earnings shall be measured using the appropriate terms, such as, but not limited to, Compensation or Credited Service, used under the benefit formulas of the relevant plans.

(3)	“All-Service Benefit” means, with respect to a Participant who transfers to an Employer from a BEP Employer, the Participant’s Retirement Income under this Plan and Retirement Plan Benefit under the Retirement Plan taking into account the Participant’s service and earnings with all Employers and BEP Employers. For purpose of determining these benefits, service and earnings shall be measured using the appropriate terms, such as, but not limited to, Compensation or Credited Service, used under the benefit formulas of the relevant plans.

(4)	“BEP” means the Benefit Equalization Plan of ABC Inc., a nonqualified, nonaccount balance plan under Treasury Regulations section 1.409A-1(c)(2).

(5)	“BEP Employer” means an Employer, as that term is defined in the BEP, as opposed to an Employer defined under this Plan.

6.6 Additional Retirement Income

If a Participant has a Payment Event and then accrues additional vested Retirement Income under the Plan, the additional vested Retirement Income shall be payable to the Participant as described in this Plan section. The time and form of payment for any additional Retirement Income that is payable shall be determined in accordance with the terms of subsections (a) and (b) as follows:

(a)	Continued Employment After Change in Control. To the extent a Participant is entitled to additional Retirement Income following a Change in Control as a result of continued employment with an Employer, the Participant’s additional Retirement Income shall be paid to him at the time of payment specified under Plan section 5.2 in the form of payment determined under Plan section 5.3.

(b)	Post-Separation Accruals and Reemployment. If a Participant is entitled to additional Retirement Income following a Payment Event due to receiving post-Separation from Service accruals or additional Retirement Income as a result of either:

(1)	Becoming reemployed as an Employee of an Employer (or reemployed by an Affiliate and later transfers employment to an Employer) after his Separation from Service (or his termination pursuant to the Key Plan Part I), or

(2)	Increasing the level of bona fide service he provides as an Employee of an Employer following a Separation from Service, such that he may have a subsequent Separation from Service,

the Participant’s Benefit Calculation Date (and Payment Date) for such additional Retirement Income shall be January 1 of the calendar year following the calendar year in which such additional Retirement Income accrues. The last payment of Retirement Income under this subsection shall occur on January 1 of the calendar year following the calendar year in which the Participant ceases accruing additional Retirement Income. It is intended that the additional Retirement Income that becomes payable under this subsection shall not constitute a deferral of compensation for purposes of Code section 409 because the additional Retirement Income will be paid under the short-term deferral rule of Treasury Regulations section 1.409A-1(b)(4).

6.7 Permissible Delays or Accelerations

If the Company or Committee determines that a delay or an acceleration of a Participant’s Retirement Income is permitted or required by Code section 409A and related Treasury Regulations (e.g., a delay to comply with Code section 162(m) or an acceleration to pay employment taxes), the Company or the Committee may either delay or accelerate the payment of a Participant’s Retirement Income in accordance with the terms of Code section 409A and related Treasury Regulations in its sole discretion as it deems advisable.

Article 7. Pre-Commencement Death Benefit

7.1 Amount of Pre-Commencement Death Benefit

In the event of a Participant’s death prior to his Payment Date under Article 5 with respect to any vested Retirement Income, the Participant’s Beneficiary shall be entitled to a Pre-Commencement Death Benefit. The Pre-Commencement Death Benefit shall equal the amount of the benefit determined as of the Benefit Calculation Date that would be payable to a Joint/Contingent Annuitant if:

(a)	The Participant’s vested Retirement Income had commenced as of the Payment Date under Plan section 5.2(a)(1), disregarding any delay in the Payment Date because the Participant was a Specified Employee as of the date of his death,

(b)	In the form of a 50% Joint and Survivor Annuity, and

(c)	The Participant died on the date following such commencement.

7.2 Time and Form of Payment for Pre-Commencement Death Benefit

(a)	Time of Payment of Death Benefit. The Beneficiary’s Payment Date for the Pre-Commencement Death Benefit payable pursuant to Plan section 7.1 shall be the first day of the fourth calendar month next following the Beneficiary’s Payment Event.

(b)	Form of Payment of Death Benefit. The Pre-Commencement Death Benefit payable under this Article 7 shall be paid to the Beneficiary in the form of a Single Life Annuity.

(c)	Catch-Up Payments. Once payments commence, the Plan shall provide the Participant with a one-time payment equal to the amount of missed payments between the Benefit Calculation Date and the actual Payment Date.

(d)	Earlier Payments. An earlier payment may be made, as determined by the Committee in its sole discretion, only to the extent that a permissible Code section 409A and related Treasury Regulations exception may be applied.

(e)	Delayed Commencement. If the payment or commencement of any benefit due under this Plan section is paid after the Beneficiary’s Payment Date, the benefit shall be paid without any interest adjustments for the delayed commencement.

7.3 Beneficiary Determination

For purposes of determining the Beneficiary entitled to a Pre-Commencement Death Benefit, the Beneficiary of the Participant shall be:

(a)	The Participant’s surviving Spouse, if any, and if not,

(b)	The Participant’s surviving Domestic Partner, if any, and if not,

(c)	The Participant’s surviving natural and legally-adopted children, if any, and if not,

(d)	The Participant’s surviving parents, if any, and if not,

(e)	The Participant’s surviving siblings, if any.

If there is more than one Beneficiary in any category described above, any amounts payable shall be paid equally to all Beneficiaries. Notwithstanding any provision to the contrary, if the Participant has no survivors in any of the above categories, no Pre-Commencement Death Benefit is payable from the Plan.

7.4 Cash-Out Payment of Pre-Commencement Death Benefit

Notwithstanding anything in this Article 7 to the contrary, if the Actuarially Equivalent lump sum present value of all nonqualified deferred compensation plan benefits that the Beneficiary (or, to the extent applicable, all Beneficiaries entitled to a Pre-Commencement Death Benefit) is entitled to receive under all the nonaccount balance plans of the Company and all Affiliates, that must be aggregated for purposes of Treasury Regulations section 1.409A-1(c)(2), is less than the Code section 402(g)(1)(B) limit as of the Benefit Calculation Date, the Company may, in its sole discretion, distribute the Beneficiary’s Pre-Commencement Death Benefit in the form of a single lump sum payment; provided, however, that all of the Beneficiary’s other nonaccount balance nonqualified plan benefits are also paid in a single lump sum payment as of the same date.

Article 8. Financing and Administration

8.1 Financing

(a)	General Creditors. The Plan constitutes a mere promise of the Employer to make payments in accordance with the terms of the Plan. This Plan does not give any Participant, Joint/Contingent Annuitant or Beneficiary any interest, lien, or claim in or against any specific assets of the Company or any Affiliate. The Participant, Joint/Contingent Annuitant and/or Beneficiary shall have only the rights of general, unsecured creditors of the Employer with respect to their rights under the Plan.

(b)	Allocation Among Employers. The obligation to pay benefits hereunder shall be the obligation of the Employers whose Employees are Participants entitled to benefits hereunder. The Company and each Employer shall provide the benefits described in the Plan and allocable to such entity from its general assets. Notwithstanding the foregoing, the Company, in its sole discretion, shall have the authority to allocate the total liability to pay benefits under the Plan among the Employers in such manner and amounts as it deems appropriate.

(c)	Alternative Funding. The Company may, but shall not be required to, establish a grantor trust as a funding source for its obligations under the Plan. If such a trust is so established, it shall be the intention of the Company that the trust shall constitute an unfunded arrangement for purposes of the Plan, such that the Plan shall continue to be an unfunded plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA. With respect to any Participant, the assets of the trust so established shall remain subject to the claims of the creditors of that Participant’s Employer in the event of the Employer’s bankruptcy or insolvency. However, to the extent that funds placed in a trust and allocable to the benefits payable under the Plan are sufficient, the trust assets may be used to pay benefits under the Plan. If such trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Employer shall have the obligation, and the Participant, Joint/Contingent Annuitant or Beneficiary who is due such benefits shall look to such Employer to provide such benefits.

8.2 Plan Administrative Committee

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan resides with the Committee. The members of the Committee shall be determined under the provisions of the Retirement Plan.

8.3 Duties of Committee

The members of the Committee shall elect a chairman from their number and a secretary who may be but need not be one of the members of the Committee; may appoint from their number such subcommittees with such powers as they shall determine; and may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf. In addition, the Committee may retain counsel, employ agents, and provide for such clerical, accounting, actuarial and consulting services as it may require in carrying out the terms of the Plan; and may allocate among its members or delegate all or such portion of the duties under the Plan, as it, in its sole discretion, shall decide.

8.4 Meetings

The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.

8.5 Actions by the Committee

Any act which the Plan authorizes or requires the Committee to do may be done, if done at a meeting, by a majority of a quorum of members. A quorum is 50% of all members of the Committee then in office. The action of that majority expressed from time to time by a vote at a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office. Alternatively, any action required or permitted to be taken by the Committee may be done by unanimous written consent in lieu of a meeting.

8.6 Compensation and Bonding

No member of the Committee shall receive any compensation from the Plan for his services as such. Except as may otherwise be required by law, no bond or other security need be required of any member in that capacity in any jurisdiction.

8.7 Establishment of Rules and Interpretation of Plan

The Committee shall have full discretionary power and authority as may be necessary to carry out the provisions of the Plan, including, without limiting the generality of the foregoing, the discretionary power to:

(a)	Promulgate and enforce rules and regulations as it deems necessary or appropriate for the administration of the Plan;

(b)	Construe and interpret the Plan and decide all matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies, and omissions and correct defects;

(c)	Make factual determinations and decide all questions relating to individuals’ eligibility for participation or for benefits under the Plan, vesting, forfeitures, the amount, manner and timing of payment of benefits, and the status of persons as Participants, Grandfathered Participants, Employees, Eligible Employees, Spouses, Domestic Partners, Joint/Contingent Annuitants, Beneficiaries and alternate payees; and

(d)	Require any person to furnish such documentation, information, or other matter as the Committee may require for the proper administration of the Plan and as a prerequisite to any payment or distribution by the Plan.

All decisions of the Committee relating to matters within its jurisdiction shall be final, conclusive, and binding. If, pursuant to Plan section 8.3, the Committee delegates all or any portion of its duties under the Plan, the individual, entity, or group of persons to which duties have been delegated shall have the same discretionary power and authority as the Committee unless the delegation specifically provides otherwise.

8.8 Limitation of Liability

Except as and to the extent otherwise provided by applicable law, no liability whatever shall attach to or be incurred by the members of the Committee or by the shareholders, directors, officers, or employees of the Company or an Affiliate under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

8.9 Indemnification

To the maximum extent permitted by the Company’s by-laws, as amended from time to time, the Company shall indemnify each member of the Committee, and each director, officer, and employee or agent of the Company or an Affiliate against any expenses and liabilities that such person may incur as a result of any act or failure to act, made in good faith, by such person in relation to the Plan.

8.10 Claims Procedures

(a)	Every claim for benefits under the Plan by a person (hereinafter referred to as “Claimant”) or by a Claimant’s authorized representative shall be filed by submitting to the person (“claim administrator”) designated by the Committee, a written application on a form designated by the Committee. The claim administrator shall process such application and approve or disapprove it. Claims for benefits under the Plan shall be governed by subsections (b) through (f). Subsection (g) and Plan sections 8.11 and 8.12 shall apply to all claims under the Plan, including, but not limited to claims for benefits (both based on the terms of the Plan and those based on an alleged violation of the law), claims for breach of fiduciary duty, and other claims that some aspect of the Plan’s operation, administration or design or some aspect of the Plan’s investments, is unlawful or violates the terms of the Plan.

(b)	If a Claimant is denied any benefits under the Plan either in total or in an amount less than the full benefit to which he claims to be entitled, the claim administrator shall advise the Claimant of the denial within 90 days after receipt of the claim by the claim administrator. The claim administrator shall furnish the Claimant with a written notice setting forth:

(1)	The computation of the Claimant’s benefit, if any;

(2)	The specific reason or reasons for the denial;

(3)	The specific Plan sections on which the denial is based;

(4)	A description of any additional material or information necessary for the Claimant to perfect his claim, if possible, and an explanation of why such material or information is needed; and

(5)	A description of the Plan’s claim review procedures, the time limits under such procedures and a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial of benefits on appeal.

If unforeseeable or special administrative problems or circumstances require an extension of time for processing the claim, the claim administrator shall furnish a written notice to the Claimant prior to close of the 90-day period explaining why an extension of time is needed and the approximate date by which the claim administrator expects to have processed the claim. In no event shall the claim administrator render a final decision on the validity of a claim later than 180 days after the claim administrator initially receives the claim.

(c)	Within 60 days of receipt of the information described in subsection (b), the Claimant or his duly authorized representative may file written appeal of the determination with the Committee. As part of his appeal, the Claimant may submit written comments, documents, records and other information relating to the claim.

(d)	As long as the Claimant’s appeal is pending (including the 60-day period described in subsection (c)) the Claimant or his duly authorized representative shall be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim and may review pertinent Plan documents and may submit issues and comments in writing to the Committee.

(e)	The Committee shall notify the Claimant in writing of the appeals decision (whether or not adverse) in written or electronic form within a reasonable period of time, but not later than 60 days after the Committee’s receipt of the appeal. Notwithstanding, if the Committee determines that special circumstances (for example, the need to hold a hearing) require an extension of time, the Committee shall notify the Claimant of the reason or reasons for the extension and of the date by which it expects to make its decision. This extended period shall not exceed 60 days from the end of the initial 60-day period. The Committee’s decision on appeal shall take into account all comments, documents, records and other information submitted by the Claimant and relevant to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(f)	If the Committee decides to deny benefits on appeal, the Committee shall provide the Claimant in writing with:

(1)	The specific reason or reasons for the denial;

(2)	The specific Plan provisions on which the denial is made;

(3)	A statement that the Claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim; and

(4)	A statement regarding the Claimant’s right to bring a civil action under ERISA section 5.02(a) following a denial of benefits on appeal.

(g)	Any person eligible to receive benefits under the Plan shall furnish to the claim administrator or the Committee any information or evidence requested by the claim administrator or the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or evidence is received by the claim administrator or the Committee. If any person claiming benefits under the Plan makes a false statement that is material to the claim for benefits, the claim administrator or the Committee may offset against future payments any amount paid to such person to which he was not entitled under the provisions of the Plan.

8.11 Limitation on Actions

(a)	Notwithstanding any Plan provision to the contrary, none of the following claims or action may be filed in any court unless and until the requirements of subsection (b) are fully met.

(1)	A claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law;

(2)	A claim or action to enforce rights under the Plan;

(3)	A claim or action to clarify rights to future benefits under the Plan;

(4)	Any other claim or action that

(A)	Relates to the Plan, and

(B)	Seeks a remedy, ruling, or judgment of any kind against the Plan or the Committee.

(b)	The requirements of this subsection are not met:

(1)	Until the Claimant (as defined in Plan section 8.10(a)) has exhausted the administrative review procedure set forth in Plan section 8.10; and

(2)	Unless such claim or action is filed in a court with jurisdiction over such claim or action no later than 36 months after:

(A)	In the case of a claim or action to recover benefits, the date the first benefit payment was actually made or was allegedly due whichever is earlier;

(B)	In the case of a claim or action to enforce a right, the date the Committee or its delegate first denied the Claimant’s request to exercise such right, regardless of whether such denial occurred during administrative review pursuant to Plan section 8.10;

(C)	In the case of a claim or action to clarify rights to future benefits, the date the Committee first repudiated its alleged obligation to provide such future benefits, regardless of whether such repudiation occurred during administrative review pursuant to Plan section 8.10; or

(D)	In the case of any other claim or action described in subsection (a)(4), above, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based;

provided that if a request for administrative review pursuant to Plan section 8.10 is pending before the claims administrator designated by the Committee to review such claims when the 36-month period described in this paragraph (2) expires, the deadline for filing such claim or action in a court with proper jurisdiction shall be extended to the date that is 60 calendar days after the final denial of the claim on administrative review.

(3)	The period described in paragraph (2), above, is hereafter referred to as the “Applicable Limitations Period.” The Applicable Limitations Period replaces and supersedes any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Plan section 8.11. Except as provided in the following two sentences, a claim or action filed after the expiration of the Applicable Limitations Period shall be deemed time-barred. The Committee shall have the discretion to extend the Applicable Limitations Period upon a showing of exceptional circumstances that, in the opinion of the Committee, provide good cause for extension. The exercise of this discretion is committed solely to the Committee and is not subject to review.

8.12 Class Action Forum

(a)	To the fullest extent permitted by law, any putative class action lawsuit brought in whole or in part under ERISA section 502 (or any successor provision) and relating to the Plan, the lawfulness of any Plan provision, the administration of the Plan, the management, investment or handling of Plan assets, or the performance or non-performance of Plan fiduciaries or administrators shall be filed in one of the following jurisdictions:

(1)	The jurisdiction in which the Plan is principally administered, or

(2)	The jurisdiction in which the largest number of putative class members reside (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).

(b)	If any putative class action within the scope of subsection (a) is filed in a jurisdiction other than one of those described in subsection (a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan (such as a Plan fiduciary, administrator, or party in interest), and all alleged Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to, or re-filed in a jurisdiction described in subsection (a). Such steps may include, but are not limited to:

(1)	A joint motion to transfer the action, or

(2)	A joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in subsection (a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in subsection (a) at the same time it was filed or asserted in a jurisdiction not described therein.

(c)	The provisions of this Plan section 8.12 shall be waived if no party invokes them within 120 days of the filing of a putative class action or assertion of class action allegations.

(d)	Nothing in this Plan section 8.12 shall relieve any putative class member of any obligation existing under the Plan or by law to exhaust all administrative remedies before initiating litigation.

8.13 Records

The records of an Employer or Affiliate with respect to length of employment, employment history, base pay, absences, and all other relevant matters may be conclusively relied on by the Committee.

Article 9. Amendment and Termination

9.1 Amendments

The Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of its Board. The Committee in its sole discretion shall have the power to amend the Plan to:

(a)	Comply with laws and regulations, or as otherwise may be desirable when prompted by a change in law or regulation; and

(b)	Make any other change that may be necessary or desirable provided any amendment adopted pursuant to this Plan section 9.1 shall not increase the Company’s annual expense by more than five (5) million dollars.

Any material amendment shall be in writing and executed by a duly authorized officer of the Company or a member of the Committee. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing accrued benefits without permitting any new benefit accruals. All Participants and Beneficiaries shall be bound by any amendment.

9.2 Termination of Plan

The Company, through action of the Board, reserves the right to discontinue and terminate the Plan at any time, for any reason. Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, such discontinuance or termination shall not have the effect of decreasing the level of benefits which a Participant would be entitled to receive under Article 5 if he incurred a Separation from Service with the Company and all Affiliates on the later of:

(a)	The date the resolution to terminate and discontinue the Plan is adopted; or

(b)	The date the termination and discontinuance is effective.

Vested Retirement Income and any Pre-Commencement Death Benefits shall be distributed as soon as practicable if such distribution is permitted because the Plan’s termination and liquidation meets the requirements of Treasury Regulations section 1.409A-3(j)(4) and, if such requirements are not met, at the earliest time otherwise permitted under the terms of the Plan in accordance with Code section 409A and related Treasury Regulations. Such termination shall be binding on all Participants and all other persons.

9.3 Successors

In case of the merger, consolidation, liquidation, dissolution or reorganization of an Employer, or the sale by an Employer of all or substantially all of its assets, provision may be made by written agreement between the Company and any successor corporation acquiring or receiving a substantial part of the Employer’s assets, whereby the Plan shall be continued by the successor. If the Plan is to be continued by the successor, then effective as of the date of the reorganization or transfer, the successor corporation shall be substituted for the Employer under the Plan. To the extent applicable, such written agreement may also specify no later than the closing date of an asset purchase transaction, whether Employees covered by the transaction shall incur a Separation from Service. The substitution of a successor corporation for an Employer shall not in any way be considered a termination of the Plan.

9.4 Prohibition on Changes Due to Code Section 409A

Notwithstanding the foregoing, neither the Board nor the Committee may amend or terminate the Plan in any manner that the Board or the Committee determines in its sole discretion and in accordance with the advice of counsel, violates the applicable provisions of Code section 409A and related Treasury Regulations, including, but not limited to, the applicable time and form of payment requirements, the applicable prohibitions on accelerations, and the plan termination and liquidation provisions.

9.5 Additional Participating Employers

(a)	Adoption. With the consent of the Company, any Affiliate may adopt the Plan for its Eligible Employees and thereby become an Employer under the Plan. An Affiliate adopting the Plan shall compile and submit all information required by the Committee with reference to its Eligible Employees. An entity will be considered to have adopted the Plan with the consent of the Company if it takes significant action that is consistent with the adoption of the Plan, the Board or Committee is aware of the action, and neither objects to the action.

(b)	Crediting of Prior Service. If an Affiliate adopts the Plan in accordance with subsection (a), or if any persons become Employees of an Employer as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Company shall determine to what extent, if any, previous service with the Affiliate or acquired business shall be recognized under the Plan.

(c)	Withdrawal by Affiliate. Any Employer may withdraw its participation in the Plan on appropriate action by it. In addition, an Employer will automatically cease to participate in the Plan from and after the date it ceases to be an Affiliate. In either event, the benefits under the Plan will be earned with respect that Employer’s participation in the Plan shall be determined by the Committee. Pensions payable to Employees employed by the withdrawing Employer shall be payable to such Employees when due under the Plan, but such Employees shall not be considered Eligible Employees from and after the date of withdrawal by their Employer.

Article 10. Miscellaneous Provisions

10.1 Good-Faith Valuation Binding

In determining the value of the Participant’s Retirement Income, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Joint/Contingent Annuitants and Beneficiaries.

10.2 Taxation

It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Employers nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Employers to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code section 409A and related Treasury Regulations and the Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements. When benefits are paid hereunder, it is the intention of the Company that they shall be deductible by the Employers under Code section 162.

10.3 Withholding

All distributions shall be net of any applicable federal, state, or local income or employment taxes or any other amounts required to be withheld by law. In addition, the Company or any Affiliate may withhold from a Participant’s currently payable salary, bonus, or other compensation any applicable federal, state, or local income or employment taxes that may be due upon accruing benefits under the Plan.

10.4 Offset for Obligations to the Company or an Affiliate

Notwithstanding anything in the Plan to the contrary, if a Participant or Beneficiary has any outstanding obligation to the Company or any Affiliate (whether or not such obligation is related to the Plan), the Committee may cause the Retirement Income of such Participant or Beneficiary to be reduced and offset by, and to be applied to satisfy, the amount of such obligation; provided, the offset is not in excess of $5,000 for any tax year (determined based on the tax year of the Company and Affiliates) and the offset occurs at the same time as the outstanding obligation to the Company or any Affiliate is due.

10.5 No Enlargement of Employment Rights

This Plan is strictly a voluntary undertaking on the part of the Company and the Employers and shall not be deemed to constitute a contract between the Employers and any Employee or Participant, Beneficiary, or alternate payee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in this Plan or any modification of the same or act done in pursuance hereof shall be construed as giving any person any legal or equitable right against the Employer, unless specifically provided herein, or as giving any person a right to be retained in the employ of the Employer. All Participants shall remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.

10.6 Non-Alienation

(a)	Except as otherwise permitted by the Plan, no benefit payable at any time under the Plan shall be subject to the debts or liabilities of a Participant or his Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Except as provided in this Plan section, no benefit under the Plan shall be subject in any manner to attachment, garnishment, or encumbrance of any kind.

(b)	Payment may be made from a Participant’s Retirement Income to an alternate payee, pursuant to a domestic relations order.

(1)	The Committee shall establish reasonable written procedures for reviewing court orders made, pursuant to state domestic relations law (including a community property law), relating to child support, alimony payments, or marital property rights of a Spouse, child, or other dependent of a Participant and for notifying Participants and alternate payees of the receipt of such orders and of the Plan’s procedures for determining if the orders are approved domestic relations orders and for administering distributions under domestic relations orders.

(2)	Except as may otherwise be required by applicable law, such domestic relations orders may not require a retroactive transfer of all or part of a Participant’s Retirement Income.

10.7 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company or any Affiliate.

10.8 Incompetency

Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent or a minor, for whom a guardian or other person legally vested with the care of his person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid instead to the guardian of such person or to the person having custody of such person, without further liability on the part of an Employer for the amount of such payment to the person on whose account such payment is made.

10.9 Notice of Address

Each person entitled to benefits from the Plan must file with the Committee or its agent, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan, and neither the Committee nor the Company shall be obliged to search for or ascertain his whereabouts.

10.10 Data

All persons entitled to benefits from the Plan must furnish to the Committee such documents, evidence, or information, including information concerning marital status, as the Committee considers necessary or desirable for the purpose of administering the Plan.

10.11 Service of Legal Process

The General Counsel of the Company is hereby designated agent of the Plan for the purpose of receiving service of summons, subpoena, or other legal process.

10.12 Qualified Military Service

Notwithstanding any provision of this Plan to the contrary and to the fullest extent permitted under Treasury Regulations section 1.409A-2(a)(15), the election requirements under this Plan shall be deemed satisfied to the extent that an election is provided to the Participant to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended.

10.13 Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

In Witness Whereof, the undersigned, duly authorized by the Committee, has caused this instrument to be executed on November 18, 2008, but effective as of January 1, 2009.

By	/s/ Barbara A. Kellams
Barbara A. Kellams
Vice-President – Counsel
The Walt Disney Company